Exhibit 99.1

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL UPDATES EXPECTATIONS FOR SECOND FISCAL QUARTER

IRVINE, Calif. — Dec. 6, 2016 — Western Digital Corp. (NASDAQ: WDC) today updated its expectations for the second fiscal quarter of 2017 ending Dec. 30, 2016.

Enabled by continued strong acceptance from customers and favorable mix of its broad product portfolio, solid execution in a favorable market environment, and including the contribution of incremental intellectual property revenue from the new cross license agreement with Samsung Ltd. that was separately announced today, the company expects its second quarter revenue to be approximately $4.75 billion compared to its earlier forecast of approximately flat with first quarter revenue of $4.7 billion. Non-GAAP gross margin is expected to be approximately 36%, versus the earlier forecast of approximately 35%. Non-GAAP operating expenses and net interest expense are expected to be approximately $805 million and $205 million respectively, unchanged from the original forecasts. Non-GAAP tax rate is estimated to be approximately 13%, versus the 14% to 16% range forecasted previously. As a result, the company has increased its forecasted second quarter non-GAAP EPS range to $2.10 to $2.15 from its earlier forecast range of $1.85 to $1.95.

Western Digital will report its full results for the second fiscal quarter in late January 2017.

The company also provided its updated outlook at its Investor Day in Milpitas, California. Investor Day was webcast live today and a webcast replay will be made available today on the company’s Investor Relations home page at investor.wdc.com.

Non-GAAP Financial Measures

This press release includes an update to the company’s financial guidance relating to non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net interest expense, non-GAAP tax rate and

Western Digital Updates Expectations for Second Fiscal Quarter

non-GAAP diluted earnings per share (“EPS”) for the second quarter of fiscal year 2017. Non-GAAP gross margin is a non-GAAP measure defined as non-GAAP gross profit divided by GAAP revenue. Non-GAAP tax rate is a non-GAAP measure defined as non-GAAP tax expense divided by non-GAAP income before taxes. The company’s non-GAAP guidance excludes the amortization of acquired intangible assets and stock-based compensation expense consisting of $214 million in gross profit, or 4.5% of gross margin, and $130 million in operating expenses, totaling $344 million in net income, or $1.17 diluted earnings per share.

The timing and amount of additional charges the company excludes from its non-GAAP financial measures, including employee termination, asset impairment and other charges, charges to implement cost saving initiatives, acquisition-related charges and, in the case of non-GAAP EPS, related tax adjustments, are dependent on the timing of certain actions and cannot be reasonably predicted. In addition, its estimate for the amortization of acquired intangible assets is based on preliminary allocations of the SanDisk purchase price and may be adjusted as the company finalizes the valuation of these acquired assets. Accordingly, reconciliations of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net interest expense, non-GAAP tax rate and non-GAAP EPS to the most directly comparable GAAP financial measures (gross margin, operating expenses, net interest expense, tax rate and diluted income per common share, respectively) are not available without unreasonable effort.

The non-GAAP measures noted above are used by the company’s management to forecast, evaluate and review the financial results of the company. Management believes these non-GAAP financial measures are useful because they provide meaningful comparisons to prior periods and exclude certain items that may not be indicative of the underlying performance of the company’s business. These non-GAAP financial measures should be used in addition to, and in conjunction with, results presented in accordance with GAAP to better understand the company’s financial performance. Non-GAAP gross margin, non-GAAP operating expenses and non-GAAP EPS are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies.

Western Digital Updates Expectations for Second Fiscal Quarter

About Western Digital

Western Digital is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the company’s anticipated financial results for its second fiscal quarter ending Dec. 30, 2016. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Other risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-Q filed with the SEC on Nov. 8, 2016, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect new information or events.

Western Digital Updates Expectations for Second Fiscal Quarter

###

Western Digital, WD, the HGST logo, SanDisk and G-Technology are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. Other trademarks, registered trademarks, and/or service marks, indicated or otherwise, are the property of their respective owners.

Company contacts:
Bob Blair
Western Digital Corp. Investor Relations
949.672.7834
robert.blair@wdc.com

Jim Pascoe
Western Digital Corp. Media
408.717.6999
jim.pascoe@wdc.com